Exhibit 23.2


                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorpation by reference in the Registration Statement (No. 333-12215) of AutoLend Group, Inc. on Form S-8 of our report dated July 5, 1996, appearing in the Annual Report on Form 10-K of AutoLend Group, Inc. for the year ended March 31, 1997.

Our report dated July 15, 1996 expresses an unqualified opinion and includes explanatory paragraphs relating to (a) although management of the Company has used its best judgment to arrive at its estimate of the allowance for credit losses and believes that the same is reasonable to cover the losses inherent in the installment contracts receivable portfolio such amount could differ materially in the near term; and (b) the Company's recurring losses from operations and stockholders' capital deficiency raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ DELOITTE & TOUCHE LLP

Miami, Florida

July 31, 1997